Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

Contact:	Amy Martini
Corporate Affairs
(914) 789-2816
amartini@progenics.com

PROGENICS PHARMACEUTICALS PRESENTS UPDATED DATA FROM PHASE 1
STUDY OF PSMA ADC
- Outcomes from Clinical Study in Prostate Cancer Presented at Genitourinary Cancers Symposium -

TARRYTOWN, NY, February 14, 2013 -- Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today reported positive clinical data from a completed phase 1 study of PSMA ADC, an antibody-drug conjugate (ADC) designed to selectively deliver chemotherapy to cells that express prostate-specific membrane antigen (PSMA). PSMA ADC was generally well tolerated in patients at doses up to and including 2.5 mg/kg, the maximum tolerated dose. Findings were presented at the 2013 Genitourinary Cancers Symposium, a meeting co-sponsored by the American Society of Clinical Oncology (ASCO), the American Society for Radiation Oncology (ASTRO) and the Society of Urologic Oncology (SUO).
Fifty-two patients with metastatic castration-resistant prostate cancer (mCRPC) were dosed at nine dose levels. Significant antitumor activity was observed across doses ranging from 1.8 mg/kg to 2.8 mg/kg. Dose limiting toxicities, primarily neutropenia, were seen at 2.8 mg/kg. The most commonly reported adverse events were anorexia and fatigue.
A poster entitled "Prostate-Specific Membrane Antigen Antibody Drug Conjugate (PSMA ADC): A Phase 1 Trial in Subjects with Metastatic Castration-Resistant Prostate Cancer (mCRPC) Previously Treated with Taxane" is being presented today by Daniel P. Petrylak, M.D., Director of the Prostate Cancer Program/Genitourinary Cancer Program and Co-Director of the Signal Transduction Program at Yale University Medical Center. This poster will be available for the next 30 days on the Events page at www.progenics.com.

Progenics Presents Updated Data from Phase 1 Study of PSMA ADC
Progenics opened enrollment in a subsequent phase 2 study of PSMA ADC in September 2012. This ongoing trial is an open-label, multicenter study assessing the anti-tumor activity and tolerability of PSMA ADC in up to 75 subjects with mCRPC. Patients are receiving a total of eight doses of drug at 2.5 mg/kg. The study endpoints evaluate responses in prostate specific antigen (PSA); circulating tumor cells (CTC); pain; and change in tumor size as measured under RECIST criteria. Safety also is being evaluated.
Phase 1 study design
The phase 1, open-label, dose-escalation clinical trial was conducted in men with hormone-refractory prostate cancer that had progressed despite prior treatment with taxane-based chemotherapy regimens. In addition to assessing PSMA ADC's safety and tolerability, the study included evaluations of pharmacodynamics, changes in tumor burden, and changes in PSA and CTC values compared to baseline. PSA is a secreted protein that is distinct from PSMA.
The initial 12-week clinical trial period evaluated up to four intravenous doses of PSMA ADC administered at three-week intervals. Following completion of the four doses, patients were offered, at their physicians' discretion, the option to continue treatment with PSMA ADC for up to an additional 39 weeks.
About PSMA ADC
PSMA, a protein that is a validated biomarker of prostate cancer, is expressed on the surface of prostate cancer cells as well as on blood vessels supplying other solid tumors. PSMA ADC comprises a fully human monoclonal antibody selectively targeting PSMA linked to a chemotherapeutic drug. Using technology licensed from Seattle Genetics, Inc., the PSMA antibody is linked to monomethyl auristatin E, a compound that inhibits cell proliferation by disrupting the cellular "backbone" (i.e., microtubules) required for replication. The resultant antibody-drug conjugate attaches to the PSMA protein on the surface of prostate cancer cells and is designed to internalize into the cancer cell, release active anti-cancer drug, and destroy the malignant cell.
Unlike traditional chemotherapy, PSMA ADC is designed to deliver the drug selectively to prostate cancer cells by targeting PSMA. In pre-clinical studies, PSMA ADC exhibited a high level of tumor-specific activity.
About Prostate Cancer
Prostate cancer is the most common form of cancer affecting men in the United States and is the second leading cause of cancer deaths among men each year. The American Cancer Society estimates that in 2013, 238,590 new cases of prostate cancer will be diagnosed and approximately 29,720 American men will die from the disease.

Progenics Presents Updated Data from Phase 1 Study of PSMA ADC

About Progenics
Progenics Pharmaceuticals, Inc. is discovering and developing innovative medicines to treat disease, focusing on cancer and related conditions, with a pipeline that includes product candidates in preclinical through late-stage development. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is marketed and in further development by Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. holds an exclusive license for the subcutaneous formulation. For additional information, please visit www.progenics.com.
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